Exhibit 99.1

CVR Energy, Inc.

Preliminary Operating and Financial Results for the Year Ended December 31, 2012

Based on preliminary operating results for the year ended December 31, 2012, CVR Energy’s net sales are expected to be between $8.5 billion and $8.6 billion and Adjusted EBITDA is expected to be approximately $1.3 billion, compared to net sales of $5 billion and Adjusted EBITDA of $685 million for the year ended December 31, 2011. CVR Energy’s net sales increase was primarily due to an increase in petroleum sales that resulted from significantly higher sales volumes in 2012. The increase in sales volumes was largely the result of inclusion of a full year’s results in 2012 of the Wynnewood refinery which was acquired by CVR Energy on December 15, 2011. The increase in Adjusted EBITDA was due largely to an increase in refining margins during 2012. The increase in refining margins was due to the inclusion of a full year of results for the Wynnewood refinery, increases in average sales prices per gallon for gasoline and distillates of approximately 1.5% and 1.8%, respectively, and a decrease in consumed crude oil costs. The increase in refining margins was partially offset by increased operating costs associated with the operation of the Wynnewood refinery in 2012 and realized losses on derivatives.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for CVR Energy for the periods indicated below (in millions):

	December 31,	December 31, 2012 Estimated
	2011	Low	High
		(unaudited)
Consolidated net income attributable to CVR Energy	$346	$376	$388
Interest expense, net of interest income	55	76	73
Depreciation and amortization	90	132	128
Income tax expense	209	216	223
EBITDA adjustments included in non-controlling interest	(5)	(7)	(7)

EBITDA	$695	$793	$805
FIFO impact (favorable) unfavorable	(26)	59	57
Unrealized (gain)/loss on derivatives	(85)	149	147
Share-based compensation	27	40	38
Loss on disposal of fixed asset	3	—	—
Loss on extinguishment of debt	2	38	37
Major scheduled turnaround	66	129	127
Expenses related to proxy matter	—	44	44
Expenses related to Gary Williams acquisition	5	11	11
Expenses related to non-controlling interest	(2)	(4)	(4)

Adjusted EBITDA	$685	$1,259	$1,262

The results presented above have been prepared by CVR Energy, and are the responsibility of its management. These amounts reflect the current best estimates as of the date of hereof and may be revised as a result of further review of the results and in connection with the audit of our consolidated financial statements. During the course of the preparation of the consolidated financial statements and related notes, additional items (including year-end tax adjustments) that would require material adjustments to be made may be identified. Neither CVR Energy’s accountants nor any other independent accountants have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.